                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-116143



PROSPECTUS
----------

                                6,498,452 SHARES


                               US DATAWORKS, INC.

                                  COMMON STOCK

                             ----------------------


         The selling stockholders identified in this prospectus may sell up to 6,498,452 shares of our common stock. Some of the shares beneficially owned by the selling stockholders are owned pursuant to warrants. The exercise prices for the warrants are set forth in the warrants. Further, the exercise prices may be subject to anti-dilution adjustments. We will not receive any proceeds from the sales of the shares by the selling stockholders.

         Our common stock is traded on the American Stock Exchange under the symbol "UDW." On July 19, 2004, the last reported sale price of our common stock on the American Stock Exchange was $1.33 per share.

                             ----------------------


         INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

                             ----------------------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------








                  The date of this prospectus is July 23, 2004.

                                TABLE OF CONTENTS

                                                                            PAGE


RISK FACTORS...................................................................1

THE COMPANY....................................................................5

FORWARD-LOOKING STATEMENTS.....................................................6

PROCEEDS FROM THE OFFERING.....................................................6

SELLING STOCKHOLDERS...........................................................7

PLAN OF DISTRIBUTION..........................................................10

LEGAL MATTERS.................................................................12

EXPERTS.......................................................................12

WHERE YOU CAN FIND MORE INFORMATION...........................................12

DOCUMENTS INCORPORATED BY REFERENCE...........................................12

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES................................13

                               ------------------


     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should assume that the information appearing in this prospectus or any documents incorporated by reference is accurate only as of the date on the front cover of this prospectus or the date of the filing, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read carefully this entire prospectus as well as the documents incorporated by reference in this prospectus before making an investment decision.

                                  RISK FACTORS

WE HAVE A GENERAL HISTORY OF LOSSES AND MAY NOT OPERATE PROFITABLY IN THE
FUTURE.

         We have incurred significant losses for the last three fiscal years. Our net losses and negative cash flow may continue for the foreseeable future. As of March 31, 2004, our accumulated deficit was $39,832,903. We believe that our planned growth and profitability will depend in large part on our ability to promote our brand name and gain clients and expand our relationships with clients for whom we would provide licensing agreements and system integration. Accordingly, we intend to invest heavily in marketing, strategic partnership, development of our client base, and development of our marketing technology and operating infrastructure. If we are not successful in promoting our brand name and expanding our client base, it will have a material adverse effect on our financial condition and our ability to continue to operate our business.

IF WE ARE UNSUCCESSFUL IN RAISING ADDITIONAL CAPITAL IN THE FUTURE, WE MAY BE UNABLE TO CONTINUE TO OPERATE.

         We believe we currently have adequate cash to fund anticipated cash needs through March 31, 2005 and beyond. In April 2004, we raised an additional $4.65 million of equity capital in a private placement with major institutional investors. However, we may need to raise additional capital in the future. Any equity financing may be dilutive to shareholders, and debt financing, if available, will increase expenses and may involve restrictive covenants. We may be required to raise additional capital, at times and in amounts, which are uncertain, especially under the current capital market conditions. Under these circumstances, if we are unable to obtain additional capital or are required to raise it on undesirable terms, it may have a material adverse effect on our financial condition, which could require us to:

     o   curtail our operations significantly;

     o   sell significant assets;

     o seek arrangements with strategic partners or other parties that may require us to relinquish significant rights to products, technologies or markets; or

     o explore other strategic alternatives, including a merger or sale of US Dataworks.

OUR OPERATING RESULTS ARE SUBJECT TO FLUCTUATIONS CAUSED BY MANY FACTORS WHICH COULD CAUSE US TO FAIL TO ACHIEVE OUR REVENUE OR PROFITABILITY EXPECTATIONS, WHICH IN TURN COULD CAUSE OUR STOCK PRICE TO DECLINE.

         Our operating results can vary significantly depending upon a number of factors, many of which are outside our control. Factors that may affect our quarterly operating results include:

     o market acceptance of and changes in demand for our products and services;

     o   gain or loss of clients or strategic relationships;

     o announcement or introduction of new software, services and products by us or by our competitors;

     o   our ability to build brand recognition;

     o   timing of sales to customers;

     o   price competition;

     o our ability to upgrade and develop systems and infrastructure to accommodate growth;

     o our ability to attract and integrate new personnel in a timely and effective manner;

     o our ability to introduce and market products and services in accordance with market demand;

     o   changes in governmental regulation;

     o reduction in or delay of capital spending by our clients due to the effects of terrorism, war and political instability; and


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

     o general economic conditions, including economic conditions specific to the financial services industry.

         In addition, each quarter we derive a significant portion of our revenue from agreements signed at the end of the quarter. Our operating results could suffer if the timing of these agreements is delayed. Depending on the type of agreements we enter into, we may not be able to recognize revenue under these agreements in the quarter in which they are signed. Some or all of these factors could negatively affect demand for our products and services, and our future operating results.

         Most of our operating expenses are relatively fixed in the short-term. We may be unable to adjust spending rapidly to compensate for any unexpected sales shortfall, which could harm our quarterly operating results. Because of the emerging nature of the markets in which we compete, we do not have the ability to predict future operating results with any certainty. Because of the above factors, you should not rely on period-to-period comparisons of results of operations as an indication of future performances.

WE MAY NOT BE ABLE TO MAINTAIN OUR RELATIONSHIPS WITH STRATEGIC PARTNERS, WHICH MAY CAUSE OUR CASH FLOW TO DECLINE.

         We may not be able to maintain our relationships with strategic partners. These strategic relationships are a core component of our sales and distribution strategy. The loss of a strategic partner could harm our financial results.

BECAUSE A SMALL NUMBER OF CUSTOMERS HAVE HISTORICALLY ACCOUNTED FOR AND MAY IN FUTURE PERIODS ACCOUNT FOR SUBSTANTIAL PORTIONS OF OUR REVENUE, OUR REVENUE COULD DECLINE BECAUSE OF DELAYS OF CUSTOMER ORDERS OR THE FAILURE TO RETAIN CUSTOMERS.

         We have a small number of customers that account for a significant portion of our revenue. Our revenue could decline because of a delay in signing agreements with a single customer or the failure to retain an existing customer. We may not obtain additional customers. The failure to obtain additional customers and the failure to retain existing customers will harm our operating results.

IF GENERAL ECONOMIC AND BUSINESS CONDITIONS DO NOT IMPROVE, WE MAY EXPERIENCE DECREASED REVENUE OR LOWER GROWTH RATES.

         The revenue growth and profitability of our business depends on the overall demand for computer software and services in the product segments in which we compete. Because our sales are primarily to major banking and government customers, our business also depends on general economic and business conditions. A softening of demand caused by a weakening of the economy may result in decreased revenue or lower growth rates. As a result, we may not be able to effectively promote future license revenue growth in our application business.

WE MAY NOT BE ABLE TO ATTRACT, RETAIN OR INTEGRATE KEY PERSONNEL, WHICH MAY PREVENT US FROM SUCCESSFULLY OPERATING OUR BUSINESS.

         We may not be able to retain our key personnel or attract other qualified personnel in the future. Our success will depend upon the continued service of key management personnel. The loss of services of any of the key members of our management team or our failure to attract and retain other key personnel could disrupt operations and have a negative effect on employee productivity and morale and harm our financial results.

WE OPERATE IN A MARKET THAT IS INTENSELY AND INCREASINGLY COMPETITIVE, AND IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, OUR REVENUE COULD DECLINE AND WE MAY BE UNABLE TO GAIN MARKET SHARE.

         The market for financial services software is relatively new and highly competitive. Our future success will depend on our ability to adapt to rapidly changing technologies, evolving industry standards, product offerings and evolving demands of the marketplace.

         Some of our competitors have:


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     o   longer operating histories;

     o   larger installed customer bases;

     o   greater name recognition and longer relationships with clients; and

     o significantly greater financial, technical, marketing and public relations resources than US Dataworks.

         Our competitors may also be better positioned to address technological and market developments or may react more favorably to technological changes. We compete on the basis of a number of factors, including;

     o   breadth and quality of services;

     o   creative design and systems engineering expertise;

     o   pricing;

     o   technological innovation; and

     o   understanding clients' strategies and needs.

Competitors may develop or offer strategic services that provide significant technological, creative, performance, price or other advantages over the services offered by US Dataworks. If we fail to gain market share or lose existing market share, our financial condition, operating results and business could be adversely affected and the value of the investment in us could be reduced significantly. We may not have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully.

WE MAY BE RESPONSIBLE FOR MAINTAINING THE CONFIDENTIALITY OF OUR CLIENT'S SENSITIVE INFORMATION, AND ANY UNAUTHORIZED USE OR DISCLOSURE COULD RESULT IN SUBSTANTIAL DAMAGES AND HARM OUR REPUTATION.

         The services we provide for our clients may grant us access to confidential or proprietary client information. Any unauthorized disclosure or use could result in a claim against us for substantial damages and could harm our reputation. Our contractual provisions attempting to limit these damages may not be enforceable in all instances or may otherwise fail to adequately protect us from liability for damages.

FUTURE SALES OF OUR COMMON STOCK MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.

         As of June 18, 2004, there were approximately 26,333,144 shares of common stock outstanding, of which at least 10,379,292 are restricted securities under the Securities Act, a minority of which are held by our affiliates. These restricted securities will be eligible for sale from time to time upon expiration of applicable holding periods under Rule 144 under the Securities Act. If these holders sell in the public market, these sales could cause the market price of our common stock to decline. This also could make it more difficult for us to raise funds through future offerings of our common stock.

IF WE DO NOT ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY, OUR BUSINESS MAY SUFFER, WE MAY LOSE REVENUE OR WE MAY BE REQUIRED TO SPEND SIGNIFICANT TIME AND RESOURCES TO DEFEND OUR INTELLECTUAL PROPERTY RIGHTS.

         We rely on a combination of patent, trademark, trade secrets, confidentiality procedures and contractual procedures to protect our intellectual property rights. If we are unable to adequately protect our intellectual property, our business may suffer from the piracy of our technology and the associated loss in revenue. Any patents that we may hold may not sufficiently protect our intellectual property and may be challenged by third parties. Other parties may also independently develop similar or competing products that do not infringe upon our intellectual property rights. These infringement claims or any future claims could cause us to spend significant time and money to defend our intellectual property rights, redesign our products or develop or license a substitute technology. We may be unsuccessful in acquiring or developing substitute technology and any required license may be unavailable on commercially reasonable terms, if at all. In the event of litigation to determine the validity of any third party claims or claims by us against such third party, such litigation, whether or not determined in our favor, could result in significant expense and divert the efforts of our technical and management personnel, regardless of the outcome of such litigation. Furthermore, other parties may also independently develop similar or competing products that do not infringe upon our intellectual property rights.

THE ACTUAL OR ANTICIPATED RESALE BY THE SELLING STOCKHOLDERS OF SHARES OF OUR COMMON STOCK MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.

         The resale of our common stock by the selling stockholders through open market transactions or other means may, depending upon the timing of the resales, depress the market price of our common stock. Moreover, actual or anticipated downward pressure on the market price of our common stock due to actual or anticipated resales of our common stock could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the market price of our common stock to decline.

                                   THE COMPANY

         US Dataworks is a developer of payment processing software, serving several of the top 25 banking institutions, top 10 credit card issuers, and the United States Government. We generate revenue from the licensing, system integration and maintenance of our core products: MICRworks, Returnworks, Remitworks and Remitworks-Daemon for the financial services industry. The software developed by us is designed to enable organizations to transition from traditional paper-based payment and billing processes to electronic payment solutions. Our products include check processing, point-of-purchase transactions and turnkey Automated Clearing House, or ACH, payments. ACH payments are highly reliable and efficient electronic fund transfers among participating depository financial institutions including the Federal Reserve, the central bank of the United States. Our products are designed to provide organizations with an in-house solution that will complement and enhance such organizations' existing technologies, systems and operational workflow. Our strategy is to identify, design and develop products that fill specific niches in the payment processing industry.

         On April 8, 2004, we filed a registration statement on Form S-3, as amended on May 19, 2004 and July 1, 2004, to register 5,444,728 shares of our common stock that may be sold by the selling stockholders identified in that registration statement. These 5,444,728 shares are not included in or a part of this prospectus and may not be sold under this prospectus.

         All references to "US Dataworks," "we," "us" or "our" mean US Dataworks, Inc.

         MICRworks(TM), Returnworks(TM) and Remitworks(TM) are trademarks of US Dataworks. Other trademarks referenced herein are the property of their respective owners.

         Our executive offices are located at 5301 Hollister Road, Suite 250, Houston, Texas 77040 and our telephone number is (713) 934-3855.

                           FORWARD-LOOKING STATEMENTS

         When used in this prospectus, the words "expects," "anticipates," "believes," "plans," "will" and similar expressions are intended to identify forward-looking statements. These are statements that relate to future periods and include, but are not limited to, statements as to customer concentration, our efforts to develop and maintain strategic relationships, our ability to compete, growth of competition, adequacy of cash, expectations regarding net losses and cash flow, statements regarding our growth and profitability, investments in marketing and promotion, our need for future financing, our dependence on personnel, our ability to respond to rapid technological change, our ability to increase volume sales of our products and our strategic relationships. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, those discussed below, as well as risks related to development of new products and services and their use by our potential customers, our ability to attract and maintain strategic relationships, our ability to work with our strategic partners, our ability to retain and obtain customers, our ability to protect our proprietary rights, our ability to successfully gain market share, our dependence on a small number of customers, our ability to obtain future financing, and the risks set forth above under the caption "Risk Factors." These forward-looking statements speak only as of the date hereof. Except as may be required by the federal securities laws, US Dataworks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                           PROCEEDS FROM THE OFFERING

         We will not receive any proceeds from the sale of the shares by the selling stockholders. All proceeds from the sale of the shares will be for the account of the selling stockholders, as described below. We may receive proceeds upon the exercise of warrants held by the selling stockholders. We intend to use any such proceeds for general corporate purposes, including working capital. See "Selling Stockholders" and "Plan of Distribution."

                              SELLING STOCKHOLDERS

         The selling stockholders are offering for resale an aggregate of 6,498,452 shares of our common stock. On April 6, 2004, we entered into a securities purchase agreement with the selling stockholders, pursuant to which we sold 2,888,201 shares of our common stock (for an aggregate purchase price of $4,650,000 or $1.61 per share) and warrants to purchase an aggregate of 3,610,251 shares of our common stock. The selling stockholders may exercise Series A Warrants to purchase an aggregate of 2,888,201 shares of our common stock at any time prior to April 20, 2011 at an exercise price of $1.61 per share, subject to adjustment, and Series B Warrants to purchase an aggregate of 722,050 shares at any time prior to the earlier of (i) six months from the effective date of the registration statement of which this prospectus is a part or (ii) October 20, 2005 at an exercise price of $1.61, subject to adjustments.

         To our knowledge, none of the selling stockholder are registered broker-dealers. Unless otherwise described below, to our knowledge, neither the selling stockholders nor any of their affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

         The following table sets forth information regarding the beneficial ownership of common stock by each of the selling stockholders, assuming the exercise of all the warrants, and the sale of all the shares being offered by the selling stockholders. Information with respect to beneficial ownership is based upon information obtained from the selling stockholders. Information with respect to shares owned beneficially after the offering assumes the sale of all of the shares offered and no other purchases or sales of common stock.

                                                SHARES BENEFICIALLY                         SHARES BENEFICIALLY
                                                    OWNED PRIOR            NUMBER OF             OWNED AFTER
                                                    TO OFFERING              SHARES             THE OFFERING
                                               -----------------------  ----------------   ----------------------
SELLING STOCKHOLDERS                              NUMBER    PERCENT(1)  BEING OFFERED(2)     NUMBER       PERCENT
------------------------------------------     ----------  -----------  ----------------   -----------   ---------
Satellite Strategic Finance Associates
   LLC(3)...................................   1,397,516       5.2%       1,397,516            --           --
Capital Ventures International(4)...........   1,746,895       6.4%       1,746,895            --           --
Iroquois Capital LP(5)......................     978,261       3.6%         978,261            --           --
Bluegrass Growth Fund LP(6).................     698,758       2.6%         698,758            --           --
Bristol Investment Fund, Ltd.(7)............     489,130       1.8%         489,130            --           --
Smithfield Fiduciary LLC(8).................     349,380       1.3%         349,380            --           --
Provident Premier Master Fund, Ltd.(9)......     349,380       1.3%         349,380            --           --
Omicron Master Trust(10)....................     349,380       1.3%         349,380            --           --
Richard Abbe(11)............................      69,876         *           69,876            --           --
Scot Cohen(12)..............................      69,876         *           69,876            --           --
_____________________

*  Less than 1%

(1) Percentage ownership is based on 26,333,144 shares of our common stock outstanding as of June 18, 2004. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity prior to the offering, we deemed outstanding shares of common stock subject to warrants held by that person that are currently exercisable or exercisable within 60 days of June 18, 2004. We did not deem these shares outstanding, however, for purposes of computing the percentage ownership of any other person.

(2) Calculated based on the number of shares that can be issued on the date of this prospectus if the holder exercised all the warrants and sold the underlying shares.

(3) Includes a Series A Warrant to purchase 621,118 shares of our common stock and a Series B Warrant to purchase 155,280 shares of our common stock. Lief Rosenblatt, Mark Sonnino, Gabriel Nechamkin, Christopher Tuzzo, Brian Kriftcher, Stephen Shapiro and David Ford have shared voting and investment control over securities beneficially owned by Satellite Strategic Finance Associates LLC. Each of Messrs. Rosenblatt, Sonnino, Nechamkin, Tuzzo, Kriftcher, Shapiro and Ford disclaims beneficial ownership of these securities.

(4) Includes a Series A Warrant to purchase 776,398 shares of our common stock and a Series B Warrant to purchase 194,099 shares of our common stock. Heights Capital Management, Inc., the authorized agent of Capital Ventures International, or CVI, has voting and investment control over securities held by CVI and may be deemed a beneficial owner of the securities. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., also has voting and investment control over securities held by CVI and may be deemed a beneficial owner of the securities. Mr. Kobinger disclaims beneficial ownership of the securities held by CVI.

(5) Includes a Series A Warrant to purchase 434,783 shares of our common stock and a Series B Warrant to purchase 108,695 shares of our common stock. Josh Silverman is general partner of Iroquois Capital, LP and has sole voting and investment control over securities beneficially owned by Iroquois Capital, LP.

(6) Includes a Series A Warrant to purchase 310,559 shares of our common stock and a Series B Warrant to purchase 77,640 shares of our common stock. Bluegrass Growth Fund Partners, LLC is the general partner of Bluegrass Growth Fund LP. Deborah Solomon and Brian Shatz are managing members of Bluegrass Growth Fund Partners, LLC and have shared voting and investment control over securities beneficially owned by Bluegrass Growth Fund LP.

(7) Includes a Series A Warrant to purchase 217,391 shares of our common stock and a Series B Warrant to purchase 54,348 shares of our common stock. Paul Kessler has sole voting and investment control over securities beneficially owned by Bristol Investment Fund, Ltd.

(8) Includes a Series A Warrant to purchase 155,280 shares of our common stock and a Series B Warrant to purchase 38,820 shares of our common stock. Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting and investment control over securities held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge and consequently have voting and investment control over securities held by Smithfield. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield.

(9) Includes a Series A Warrant to purchase 155,280 shares of our common stock and a Series B Warrant to purchase 38,820 shares of our common stock. Gemini Investment Strategies, LLC is the Investment Advisor to Provident Premier Master Fund, Ltd. Mr. Steven W. Winters and Mr. Richard S. Yakomin are the Managing Members of Gemini Investment Strategies, LLC. As such, Messrs. Winters and Yakomin have voting and investment control over securities held by Provident Premier Master Fund, Ltd. and may be deemed beneficial owners of the securities. Each of Messrs. Winters and Yakomin, however, disclaims beneficial ownership of such securities.

(10) Includes a Series A Warrant to purchase 155,280 shares of our common stock and a Series B Warrant to purchase 38,820 shares of our common stock. Omicron Capital, Inc., or OCI, serves as general partner of Omicron Capital, L.P., or Omicron Capital, which serves as investment manager to Omicron Master Trust, or Omicron, and Winchester Global Trust Company Limited, or Winchester, serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to shared dispositive power over the shares of the shares, and Winchester may be deemed to shared voting and dispositive power the shares. Omicron Capital has delegated authority from Winchester's board of directors regarding the portfolio management decisions with respect to the shares and, as of the date of this prospectus, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from OCI's board of directors regarding the portfolio management decisions of Omicron Capital with respect to the shares. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to shared dispositive power over the shares. Omicron Capital, OCI, Winchester and Messrs. Morali and Bernstein disclaim beneficial ownership of the shares. Neither Mr. Morali nor Mr. Bernstein has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of

         1934. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934 or of any other person named in this prospectus as a selling shareholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934 or Regulation 13D-G) controls Omicron and Winchester.

(11) Includes a Series A Warrant to purchase 31,056 shares of our common stock and a Series B Warrant to purchase 7,764 shares of our common stock.

(12) Includes a Series A Warrant to purchase 31,056 shares of our common stock and a Series B Warrant to purchase 7,764 shares of our common stock.

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their donees, pledgees, assignees or other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

         o block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker dealer as principal and resale by the broker dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately negotiated transactions;

         o        settlement of short sales;

         o broker dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o        a combination of any such methods of sale;

         o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

         o        any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. However, the selling stockholders do not, and will not prior to the effectiveness of the registration statement of which this prospectus is a part, have open short positions in our common stock that will be covered by the common stock registered under the registration statement of which this prospectus is a part. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         The selling stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling


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

stockholders have informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

         We have agreed to pay all fees and expenses incident to the registration of the shares. We have also agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         Because the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

         We agreed to keep the registration statement to which this prospective relates effective until the earlier of:

         o the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume or manner of sale limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect; or

         o all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

         The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.




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


                                  LEGAL MATTERS

         The validity of common stock offered by this prospectus is being passed upon for US Dataworks by Hale Lane Peek Dennison and Howard, Reno, Nevada.

                                     EXPERTS

         Ham, Langston & Brezina, LLP, independent accountants, have audited our financial statements for fiscal years 2004 and 2003 included in our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2004.

         Our financial statements are incorporated by reference in this prospectus in reliance upon the report of Ham, Langston & Brezina, LLP given upon its authority as an expert in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any materials we file with the Commission at the Commission's public reference room located at 450 Fifth Street, N.W., Room 1200, Washington, D.C. Please call the Commission at 1-800-SEC-0330 for more information on its public reference rooms. The Commission also maintains an Internet Website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

         We have filed with the Commission a registration statement, which contains this prospectus, on Form S-3 under the Securities Act. The registration statement relates to the common stock offered by the selling stockholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. Please refer to the registration statement and its exhibits for further information with respect to US Dataworks and our common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement or the documents incorporated by reference. You may read and obtain a copy of the registration statement and its exhibits from the Commission, as described in the preceding paragraph.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed. The documents we incorporate by reference are:

         o Our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2004.

         o Our Current Report on Form 8-K filed with the Commission on May 20, 2004.

         o The description of our common stock contained in our registration statement on Form 8-A filed under the Exchange Act on April 17, 2000.

         o The description of our Series X Participating Preferred Stock Purchase Rights contained in the registration statement on Form 8-A filed under the Exchange Act on July 25, 2003.


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

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and number:

         Investor Relations
         US Dataworks, Inc.
         5301 Hollister Road, Suite 250
         Houston, Texas 77040
         Telephone (713) 934-3855

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Sections 78.7502 and 78.751 of the General Corporation Law of Nevada provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Nevada Law provides, among other things, that a corporation may indemnify a person who was or is a party to or is threatened to be made a party to, any threatened pending or completed action by reason of their service to the corporation. Expenses include attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action suit or proceeding. In order to be entitled to indemnification such person must have reasonably relied on information provided by the corporation or acted in good faith. Further, discretionary indemnification may be authorized by the Board of Directors, the stockholders, a majority vote of a quorum of disinterested directors, of if no quorum can be obtained, by legal opinion of counsel. Article VI of the Registrant's Amended and Restated Bylaws (Exhibit 3(ii) to the Quarterly Report on Form 10-QSB for the quarter ended December 31, 2002) provides for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the General Corporation Law of Nevada.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                          ----------------------------



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